Exhibit 4.6

Series Six Stock Acquisition Rights Allotment Agreement

Pixie Dust Technologies, Inc. (hereinafter referred to as “Party A”) and Nozomi Accounting Firm, a tax accountant corporation acting as trustee under the Stock Acquisition Rights Trust Agreement for Market Value Issuance (A01 to A03) (hereinafter referred to as “Party B”), hereby enter into this Stock Acquisition Rights Allotment Agreement (hereinafter referred to as the “Agreement”) based on the resolution of the extraordinary shareholders’ meeting dated April 21, 2020. In addition, Party A, Party B, Yoichi Ochiai, Taiichiro Murakami and Takayuki Hoshi entered into a Stock Acquisition Rights Trust Agreement for Market Value Issuance (A01 to A03) on April 23, 2020, which shall be collectively referred to as the “Trust Agreements” below.

Article 1. Purpose

The purpose of this Agreement is to provide for the total number of stock acquisition rights (hereinafter referred to as the “Stock Acquisition Rights”) to be issued by Party A to Party B under a separate Trust Agreement and other matters.

Article 2. Contents of the Stock Acquisition Rights

The contents of the Stock Acquisition Rights shall be as set forth in the separate sheet entitled “Pixie Dust Technologies, Inc. Series 6 Stock Acquisition Rights Issuance Terms” (hereinafter referred to as the “Terms”), unless otherwise provided for in this Agreement.

Article 3. Number of Stock Acquisition Rights, etc.

1. The number of Stock Acquisition Rights allocated to Party B shall be [___] for A01, [___] for A02, and [___] for A03 (a total of [___]).

2. The type and number of shares underlying the Stock Acquisition Rights allocated to Party B shall be one common share of Party A per Stock Acquisition Right.

3. Party B shall accept all of the Stock Acquisition Rights allocated to it.

4. By the payment date for the money in exchange for the Stock Acquisition Rights (as provided for in Article 8 of the Terms), Party B shall pay into a bank account designated by Party A an amount calculated by multiplying the issuance price per one Stock Acquisition Right by the number of subscriptions set forth in Paragraph 1 of this Article.

Article 4. Restrictions on Right of Exercise and Method of Exercise

Party B may not exercise the Stock Acquisition Rights allocated to it.

Article 5. Prohibition on Transfer of Rights

Notwithstanding the provisions of Article 3(5) of the Terms, Party B may not transfer, pledge or otherwise dispose of the Stock Acquisition Rights; provided, however, that this shall not apply to payments to beneficiaries under the Trust Agreements.

Article 6. Non-Issuance of Stock Acquisition Rights Certificates

1. Except as otherwise provided by Party A, Party A shall not issue stock acquisition rights certificates representing the Stock Acquisition Rights.

2. Party B shall not request Party A to issue stock acquisition rights certificates.

Article 7. Compliance with Related Laws and Regulations

Party B shall comply with all related laws and regulations and all internal rules and regulations of Party A with respect to the custody of the Stock Acquisition Rights and payments to beneficiaries under the Trust Agreements.

Article 8. Taxes and Expenses

Party B shall bear all taxes and expenses imposed in connection with the Stock Acquisition Rights.

Article 9. Amendment of Agreement

1. Party A may amend this Agreement within the scope permitted by law in accordance with procedures required by law and its internal rules.

2. Notwithstanding the provisions of the preceding paragraph, Party A may at any time change details regarding the exercise of the Stock Acquisition Rights.

Article 10. Governing Law and Dispute Resolution

This Agreement shall be governed by and construed in accordance with Japanese law, and any disputes arising in connection with this Agreement shall be resolved through sincere consultation between Party A and Party B. If it becomes necessary to resort to litigation, the Tokyo District Court shall have exclusive jurisdiction over such litigation in the first instance.

In witness whereof, one copy of this Agreement has been executed, with Party A retaining the original and Party B retaining a copy thereof.

April 30, 2020

Party A:

Kanda Misaki-cho 2-20-5, Chiyoda-ku, Tokyo
Pixie Dust Technologies Inc.
Representative Director: /s/ Yoichi Ochiai
[seal]

As Trustee under the Trust Agreement (A01)

Party B:

NDK Ichinohashidai Building 2F, Ueno 2-11-16, Taito-ku, Tokyo
Nozomi Accounting Firm
Representative Member: /s/ Eitaro Kaneno
[seal]

As Trustee under the Trust Agreement (A02)

Party B:

NDK Ichinohashidai Building 2F, Ueno 2-11-16, Taito-ku, Tokyo
Nozomi Accounting Firm
Representative Member: /s/ Eitaro Kaneno
[seal]

As Trustee under the Trust Agreement (A03)

Party B:

NDK Ichinohashidai Building 2F, Ueno 2-11-16, Taito-ku, Tokyo
Nozomi Accounting Firm
Representative Member: /s/ Eitaro Kaneno
[seal]

Pixie Dust Technologies, Inc.

Series 6 Stock Acquisition Rights Issuance Terms

1.	Number of Stock Acquisition Rights

[___]

The total number of shares that can be received by exercising the Stock Acquisition Rights shall be [___] common shares of the Company, and if the number of shares granted under the Stock Acquisition Rights is adjusted pursuant to 3. (1) below, the number shall be the adjusted number of shares granted multiplied by the number of Stock Acquisition Rights.

2.	Money to Be Paid in Exchange for Stock Acquisition Rights

The issuance price per Stock Acquisition Right shall be [___] yen. This amount was determined with reference to the results calculated by Plutus Consulting Co., Ltd., a third-party valuation agency, using a Monte Carlo simulation, a general option pricing model, taking into account the Company’s stock price information and other factors.

3.	Contents of Stock Acquisition Rights

(1)	Type and Number of Shares Underlying Stock Acquisition Rights

The number of shares underlying each Stock Acquisition Right (hereinafter referred to as the “Number of Granted Shares”) shall be one common share of the Company.

The Number of Granted Shares shall be adjusted in accordance with the following formula in the event that the Company conducts a stock split (including a free allotment of common shares; hereinafter the same) or a stock consolidation after the allotment date of the Stock Acquisition Rights. However, such adjustment shall only be made with respect to the number of shares underlying unexercised Stock Acquisition Rights at that time, and any fraction less than one share resulting from such adjustment shall be rounded down.

Adjusted Number of Granted Shares = Pre-adjustment Number of Granted Shares x Split (or Consolidation) Ratio

In addition, if the Company conducts a merger, company split or reduction in capital after the allotment date of the Stock Acquisition Rights or if it is necessary to adjust the Number of Granted Shares in a manner similar to these cases, the Number of Granted Shares shall be appropriately adjusted within a reasonable range.

(2)	Value or Calculation Method of Property Contributed Upon Exercise of Stock Acquisition Rights

The value of property contributed upon exercise of Stock Acquisition Rights shall be an amount equal to the exercise price per share (hereinafter referred to as “Exercise Price”) multiplied by the Number of Granted Shares.

The Exercise Price shall be [___] yen.

In addition, if the Company conducts a stock split or stock consolidation after the allotment date of the Stock Acquisition Rights, the Exercise Price shall be adjusted in accordance with the following formula and any fraction less than one yen resulting from such adjustment shall be rounded up.

In addition, if the Company issues new shares or disposes of treasury shares at a price below the market value of its common shares after the allotment date of the Stock Acquisition Rights (excluding the issuance of new shares and disposal of treasury shares based on the exercise of Stock Acquisition Rights and the transfer of treasury shares through a stock exchange), the Exercise Price shall be adjusted in accordance with the following formula and any fraction less than one yen resulting from such adjustment shall be rounded up.

In the above formula, “Number of Shares Already Issued” refers to the number of common shares of the Company minus the number of treasury shares of common shares of the Company, and in the case of disposal of treasury shares of common shares of the Company, “Number of New Shares Issued” shall be read as “Number of Treasury Shares to Be Disposed Of.”

Furthermore, in addition to the above, if the Company conducts a merger with another company, a company split, or other actions that require adjustment of the Exercise Price in a manner similar to these cases after the allotment date of the Stock Acquisition Rights, the Company may appropriately adjust the Exercise Price within a reasonable range.

(3)	Period During Which Stock Acquisition Rights May Be Exercised

The period during which Stock Acquisition Rights may be exercised (hereinafter referred to as the “Exercise Period”) shall be from April 30, 2020 to April 29, 2030 (provided that if the last day is not a bank business day, it shall be the preceding bank business day).

(4)	Matters Concerning Increase in Capital Stock and Capital Reserve Upon Issuance of Shares by Exercise of Stock Acquisition Rights

①	The amount by which capital stock will increase upon issuance of shares by exercise of Stock Acquisition Rights shall be one-half of the maximum amount by which capital stock and other items may increase calculated in accordance with Article 17, Paragraph 1 of the Regulation on Corporate Accounting. If any fraction less than one yen results from such calculation, it shall be rounded up.

②	The amount by which capital reserve will increase upon issuance of shares by exercise of Stock Acquisition Rights shall be equal to the maximum amount by which capital stock and other items may increase as set forth in ① above minus the amount by which capital stock will increase as set forth in ① above.

(5)	Restriction on Acquisition of Stock Acquisition Rights by Transfer

Acquisition of Stock Acquisition Rights by transfer shall require approval by resolution of the Board of Directors of the Company.

(6)	Conditions for Exercise of Stock Acquisition Rights

①	The person who has been allocated the Stock Acquisition Rights (hereinafter referred to as the “Trustee”) may not exercise the Stock Acquisition Rights and, except as otherwise provided in the Terms, only persons who have been granted the Stock Acquisition Rights from the Trustee (hereinafter referred to as the “Stock Acquisition Rights Holder”) may exercise the Stock Acquisition Rights.

②	If any one of the following events occurs between the allotment date and October 31, 2021, the Stock Acquisition Rights Holder may not exercise all remaining Stock Acquisition Rights.

(a)	When new shares or disposal of treasury shares are issued at a price below [___] yen (provided that such price is appropriately adjusted in accordance with (2) above) (excluding cases where the payment amount is considered to be particularly advantageous under Article 199(3) and Article 200(2) of the Companies Act and where such price is considered to differ from that for common shares and where such issuance or disposal is made through shareholder allotment).

(b)	When stock acquisition rights or bonds with stock acquisition rights are issued or disposed (limited to cases where common share prices fall below [___] yen (provided that such price is appropriately adjusted in accordance with (2) above) when calculating common share prices as a prerequisite for determining conditions for such stock acquisition rights or bonds with stock acquisition rights).

(c)	When transactions involving sales or other transactions at a price below [___] yen (provided that such price is appropriately adjusted in accordance with (2) above) are conducted when common shares underlying Stock Acquisition Rights are not listed on any financial instruments exchange (excluding cases where transactions are conducted at a significantly lower price than market prices at that time).

③	At the time when the Stock Acquisition Rights Holder exercises its rights, it must still be a director or employee of either Party A or its subsidiary or affiliate. However, this shall not apply if resignation due to expiration of term, retirement due to reaching retirement age or other justifiable reasons are recognized by resolution of the Board of Directors.

④	Exercise by heirs is not permitted.

⑤	If exercising the Stock Acquisition Rights would cause total number issued shares to exceed total number possible issued shares at that time, then exercising such Stock Acquisition Rights is not possible.

⑥	Exercising less than one unit per each Stock Acquisition Right is not possible.

4.	Allotment Date for Stock Acquisition Rights

April 30, 2020

5.	Matters Concerning Acquisition of Stock Acquisition Rights

(1)	If a merger agreement in which Party A becomes an extinct company, a company split agreement or plan in which Party A becomes a split company, or a stock exchange agreement or stock transfer plan in which Party A becomes a wholly-owned subsidiary is approved by resolution at a general meeting of shareholders (or by resolution at the Board of Directors if approval by a general meeting of shareholders is not required), then Party A may acquire all remaining Stock Acquisition Rights for free on a date separately determined by resolution of the Board of Directors.

(2)	If the Stock Acquisition Rights Holder is unable to exercise the Stock Acquisition Rights due to provisions set forth in 3. (6) above before exercising its rights, then Party A may acquire the Stock Acquisition Rights for free.

6.	Handling of Stock Acquisition Rights in the Event of Organizational Restructuring

If Party A conducts a merger (limited to cases where Party A becomes extinct due to merger), absorption-type split, incorporation-type split, stock exchange or stock transfer (collectively referred to as “Organizational Restructuring”), then on the effective date of Organizational Restructuring, Party A shall grant stock acquisition rights of each respective corporation listed in Article 236(1)(viii)(a) through (e) of the Companies Act (hereinafter referred to as “Reorganization Target Corporation”) to Stock Acquisition Rights Holder under the following conditions. However, this shall be limited to cases where it has been stipulated in absorption-type merger agreement, incorporation-type merger agreement, absorption-type split agreement, incorporation-type split plan, stock exchange agreement or stock transfer plan that stock acquisition rights for Reorganization Target Corporation will be granted in accordance with following conditions.

(1)	Number of Stock Acquisition Rights for Reorganization Target Corporation to Be Granted The same number as number of Stock Acquisition Rights held by each Stock Acquisition Rights Holder shall be granted respectively.

(2)	Type of Shares Underlying Stock Acquisition Rights for Reorganization Target Corporation Common shares of Reorganization Target Corporation shall be used.

(3)	Number of Shares Underlying Stock Acquisition Rights for Reorganization Target Corporation

The number shall be determined in accordance with conditions for Organizational Restructuring and in accordance with 3. (1) above.

(4)	Value or Calculation Method for Property Contributed Upon Exercise of Stock Acquisition Rights

The value of property contributed upon exercise of each Stock Acquisition Right granted shall be an amount equal to post-reorganization Exercise Price obtained by adjusting Exercise Price set forth in 3. (2) above taking into account conditions for Organizational Restructuring multiplied by number of shares underlying such Stock Acquisition Rights determined in accordance with 6. (3) above.

(5)	Period During Which Stock Acquisition Rights May Be Exercised

The period shall be from later date between first day set forth in 3. (3) above and effective date of Organizational Restructuring until last day set forth in 3. (3) above.

(6)	Matters Concerning Increase in Capital Stock and Capital Reserve Resulting from Issuance of Shares Through Exercise of Stock Acquisition Rights

These matters shall be determined in accordance with 3. (4) above.

(7)	Restriction on Acquisition of Stock Acquisition Rights by Transfer

Acquisition by transfer shall require approval by resolution of the Board of Directors for Reorganization Target Corporation.

(8)	Other Conditions for Exercise of Stock Acquisition Rights

These conditions shall be determined in accordance with 3. (6) above.

(9)	Reasons and Conditions for Acquisition of Stock Acquisition Rights

These reasons and conditions shall be determined in accordance with 5 above.

(10)	Other conditions shall be determined in accordance with conditions for Reorganization Target Corporation.

7.	Matters Concerning Stock Acquisition Rights Certificates for Stock Acquisition Rights

The Company shall not issue Stock Acquisition Rights Certificates for its Stock Acquisition Rights

8.	Payment Date for Money to Be Paid in Exchange for Stock Acquisition Rights

April 30, 2020

END